Exhibit 10.1

September 13, 2016

William Patrizio
Via e-mail

Dear Bill:

I am extremely pleased to offer you employment at RealNetworks, Inc. (“Real”, “RealNetworks” or “Company”) as President of the Consumer Media division at RealNetworks reporting directly to me. Your start date will be September 19, 2016. Subsequent to your start date, I will determine the reporting structure of the Consumer Media division to assist with an orderly transition of responsibilities.

This offer is for a full-time, regular, exempt position with RealNetworks at our headquarters location in Seattle. Your responsibilities will be as directed by RealNetworks and commensurate with your title. You will be paid a salary, which is equivalent on an annualized basis to $400,000 (subject to normal withholdings), payable semi-monthly in accordance with our normal payroll procedures.

You are eligible to participate in the Executive MBO Plan with an annual target equivalent to 75% of your base salary or $300,000 for an annualized total compensation target of $700,000. You will have an opportunity to earn more than your target bonus (at least 100% of base salary) if you over-attain the targets set forth in your Executive MBO Plan. Specific targets will be established by the Compensation Committee of our Board of Directors annually. For the 2016 plan year, your eligibility in the Executive MBO Plan will be pro-rated based on each full month’s eligibility. Eligible employees hired after the first of the month will not begin pro-ration of their bonus target until the first day of the next month. For the remainder of the 2016 plan year (in this instance, Q4 2016), you will receive a minimum Executive MBO bonus payout of $75,000. Please note that in accordance with the 2016 Executive MBO plan, 50% of the bonus payout will be paid in cash and the other 50% will be paid in fully-vested RSUs.

You will also earn equity in RealNetworks under the terms of RealNetworks’ 2005 Stock Incentive Plan. Subject to and effective upon the commencement of your employment, you will receive a grant of stock options for the purchase of 350,000 shares of RealNetworks Common Stock, which will begin vesting on the first day of your employment, and will be subject to all other provisions contained in the Plan. These stock options will fully vest after four years of continuous employment. These stock options will fully vest after four years of continuous employment in accordance with Real’s standard vesting practices for new employees (i.e. vesting of 25% after the first 12 months of employment and vesting of 12.5% at the expiration of each successive six months of employment). Your stock options will be granted by the Compensation Committee no later than 10 business days after your employment start date (the “Grant Date”). The exercise price of the stock options granted to you shall be equal to the fair market value of RealNetworks Common Stock on the Grant Date. Fair market value shall equal the last sale price for shares of RealNetworks Common Stock on the Grant Date as reported by the NASDAQ Stock Market. Please be aware that unvested stock options are forfeited upon termination of employment.

RealNetworks offers a comprehensive array of employee benefits programs. You will receive paid vacation, holiday, and sick leave time off under our PTO program (including the R&R week in late December), as well as standard corporate holidays. Upon satisfaction of any eligibility or waiting requirements, you may participate in our health and welfare medical/dental/vision insurance programs coverage, 401K plan participation, disability and life insurance coverage, employee stock purchase plan participation and other benefits ("Benefits") as described in the RealNetworks Employee Handbook, Benefit Plan descriptions, and

Exhibit 10.1

RealNetworks policies, as they may be amended from time to time. All of these Benefits are subject to change with or without notice from RealNetworks.

You will receive a sign-on bonus of $100,000 no later than 30 days from your start date. If your employment with RealNetworks is terminated before the first annual anniversary of your start date, and your termination is on account of either (a) your voluntary resignation for a reason other than Good Reason (see definition below), or (b) your termination for Cause (also defined below), you must return to RealNetworks the entire payment ($100,000).

At the commencement of your employment, you will receive a grant of 20,000 restricted stock units (RSUs). Upon award, 50% of the RSUs (totaling 10,000) will be deemed fully-vested. The remaining 50% of the RSUs will be fully-vested on the one-year anniversary of the grant date subject to continued employment. Please be aware that unvested stock is forfeited upon termination of employment.

Please be aware that you will be regarded as a key employee under certain federal regulations governing family and medical leave. This status will require that you work closely with us in planning should you develop a need for family or medical leave.

In the event that RealNetworks terminates your employment without “cause” (as defined in Exhibit A) or you resign for “Good Reason” (as defined in the CIC Agreement (defined below), but without regard to whether or not there has been a change in control) at any time before the 3rd anniversary of your start date, and in consideration for your signing (and not revoking) a customary separation and release agreement to be provided by RealNetworks at the time of termination, RealNetworks will provide you, at its option, with either (a) a lump sum payment equal to eighteen (18) months of your then current base salary, plus pro-rated bonus (as described below), on the payment terms set forth in this letter, or (b) 18 monthly payments of your then current base salary plus pro-rated bonus (as described below). Real will also cover your COBRA costs for up to 12 months (until you have another employer covering your health care costs). Finally, you shall also receive 1 year accelerated vesting of any unvested, non-performance based stock options.

In the event that RealNetworks terminates your employment without “cause” (as defined in Exhibit A) or you resign for Good Reason at any time after the 3rd anniversary of your start date, and in consideration for your signing (and not revoking) a customary separation and release agreement to be provided by RealNetworks at the time of termination, RealNetworks will provide you, at its option, with either (a) a lump sum payment equal to twelve (12) months of your then current base salary, plus pro-rated bonus (as described below), on the payment terms set forth in this letter, or (b) 12 monthly payments of your then current base salary plus pro-rated bonus (as described below). Real will also cover your COBRA costs for up to 12 months (until you have another employer covering your health care costs). Finally, you shall also receive 1 year accelerated vesting of any unvested, non-performance based stock options.

With respect to the pro-rated bonus referenced in the preceding paragraph, it shall be deemed that your bonus for the year in question will be the greater of 37.5% of base salary or what you have actually earned under the bonus plan, in both cases, pro-rated based on the number of days in the year through your termination date. In addition, you will be paid your full bonus for the year prior to termination even if the termination occurs before the payment date(s) for such bonus.

You agree that in the event you wish to terminate your employment at RealNetworks other than for “good reason,” you will provide us with 90 days written notice and will continue to work fulltime for RealNetworks during that 90 day period unless RealNetworks determines that it does not need your services. You will be paid for any time actually worked.

In addition to the severance benefits offered above, in the event of a “Change in Control” (“CIC”), the Company agrees to provide you certain benefits as set forth in its Change of Control and Severance Agreement to be effective as of your start date, which agreement will be provided under separate cover (the “CIC Agreement”).

Exhibit 10.1

It is our policy that employees may not use or disclose non-RealNetworks confidential information or trade secrets obtained from any source or obtained as a result of their prior employment. RealNetworks requires employees to abide by all contractual and legal obligations they may have to prior employers or others, such as limits on disclosure of information or competition. Prior to signing this letter, you must inform us if you are subject to any such obligations. Violation of this requirement may result in termination of your employment with RealNetworks. By signing this letter, you further agree that you will not bring any confidential documents of another or disclose any confidential information of another and that you will comply fully with these requirements.

Our employment relationship will be terminable at will, which means that either you or RealNetworks may terminate your employment at any time and for any reason or no reason, subject only to our respective obligations set forth in this letter agreement. Your right to receive payments described herein are subject to and conditioned upon your signing a valid general and complete release of all claims (except those relating to RealNetworks compensation obligations described under this letter agreement) against RealNetworks (and its related entities and persons) in a form provided by RealNetworks. Notwithstanding anything in the preceding sentence or elsewhere in this letter agreement to the contrary, the release will preserve and not release (1) your rights to indemnification from RealNetworks or its insurers with respect to any claims against you and (2) your rights pursuant to the CIC Agreement in the event it is later determined that your termination occurred during a Change in Control Period (as defined in the CIC Agreement).

You represent that the execution of this letter agreement, your employment with RealNetworks, and the performance of your proposed duties to RealNetworks will not violate any agreements or obligations you may have to any former employer or third party and you are not subject to any restrictions that would prevent or limit you from carrying out your duties for RealNetworks.

This offer is contingent on (i) your providing evidence of employability as required by federal law (which includes providing RealNetworks within 3 days after your employment commences with acceptable evidence of your identity and US employment eligibility) and (ii) you signing RealNetworks' Development, Confidentiality and Noncompetition Agreement, attached hereto. You understand and agree to complete a criminal, employment, and educational background check administered by RealNetworks preferred vendor in a timely manner. Further, you understand that any false information, omissions or misrepresentations of facts called for in your application or the completion of a background check may result in discharge at any time during your employment.

RealNetworks provides equal opportunity in employment and will administer its policies with regard to recruitment, training, promotion, transfer, demotion, layoff, termination, compensation and benefits without regard to race, religion, color, national origin, citizenship, marital status, sex, sexual orientation, age, disability or status as a disabled veteran or veteran of the Vietnam era or any other characteristic or status protected by applicable law.

This letter, the Development, Confidentiality, and Noncompetition Agreement, the RealNetworks, Inc. 2005 Stock Incentive Plan, your Stock Option Agreement and the Change of Control and Severance Agreement contain the entire agreement between you and RealNetworks regarding your offer of employment, and supersede all prior oral and written discussions, agreements, and understandings. This letter may not be modified except in writing, which writing is signed by both you and RealNetworks. Any disputes regarding this letter or your employment with RealNetworks shall be governed by and construed in accordance with the laws of the State of Washington. If any provision of this letter is deemed to be invalid or unenforceable, at RealNetworks option, the remaining terms shall continue in full force and effect. You agree to keep the terms of this offer letter strictly confidential and to not disclose them to anyone other than your spouse or partner, tax advisors, and attorneys, provided you first obtain their agreement to keep the terms confidential.

Exhibit 10.1

If you have any questions, please feel free to contact me or Michael Parham. He can be reached at 206.892.6529.

This offer is valid until September 14, 2016 and is subject to final approval of Real’s Compensation Committee.

We are very excited about the prospect of you joining the RealNetworks team and look forward to working with you.

Sincerely,

/s/ Rob Glaser
Rob Glaser
CEO
RealNetworks, Inc.

I have read and agree to the terms of employment contained in this offer letter and the attached Development, Confidentiality, and Noncompetition Agreement, which represent a full, complete, and fair statement of the offer of employment made to me by RealNetworks, Inc. on this date.

William Patrizio: /s/ William Patrizio Date: Sept. 13, 2016

Exhibit 10.1

Exhibit A

Definition of “Cause”

For purposes of this letter, “cause” will mean the occurrence of any of the following: 1) your conviction of, or plea of nolo contendere to, a felony involving moral turpitude (including under Federal securities laws), resulting in material harm to RealNetworks; (2) your willful, substantial and continuing failure after written notice thereof to render services to RealNetworks in accordance with the terms or requirements of your employment for reasons other than illness or incapacity; (3) your willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty involving RealNetworks or any of its subsidiaries, resulting in any case in material harm to RealNetworks; or (4) your violation of any confidentiality or non-competition agreements with RealNetworks or its subsidiaries, resulting in material harm to RealNetworks.

Definition of “Good Reason”
For purposes of this Agreement, “good reason” means your resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without your written consent:

(1)
A material reduction in your duties, authorities or responsibilities relative to your duties, authorities or responsibilities (provided that the Company ceasing to be a publicly held corporation shall not alone be considered a material reduction); and, for the avoidance of doubt, the sale, spin-off or other divestiture of the Company’s Mobile Services, Consumer Media, RealPlayer, ICM, casual games and/or Rhapsody businesses, will not be considered to be a material reduction in your duties, authorities or responsibilities provided that, in the case of a sale of all or a substantial portion of the business in which you were principally engaged, the Company shall offer you a senior executive position within its reasonable judgment consistent with your experience and abilities and without a diminution in your compensation;

(2)
A material reduction in your annual base compensation, provided that one or more reductions totaling ten percent (10%) or less in any two-year period will not constitute a material reduction under this clause (2), and provided further that one or more reductions totaling more than ten percent (10%) in any two-year period, will constitute a material reduction under this clause (ii);

(3)
A material reduction in your annual target bonus opportunity, provided that one or more reductions totaling twenty five percent (25%) or less in any two-year period, will not constitute a material reduction under this clause (3), and provided further that one or more reductions totaling more than twenty five percent (25%) in any two-year period will constitute a material reduction under this clause (3); and

(4)
A material change in the geographic location at which you must perform services; provided, however, that any requirement of the Company that you be based anywhere within fifty (50) miles from your primary office location as of the date of this Agreement or within fifty (50) miles from your principal residence will not constitute a material change under this clause (4).

You will not resign for “good reason” without first providing the Company with written notice within ninety (90) days of the event that you believe constitutes “good reason” specifically identifying the acts or omissions

Exhibit 10.1

constituting the grounds for “good reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

Exhibit 10.1

Release and Section 409A

The receipt of any severance benefits pursuant to this letter will be subject to your signing and not revoking a release of any and all claims, in a form prescribed by RealNetworks l (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If you do not execute the Release on or prior to the date set forth in the Release for you to consider it, you will forfeit any rights to severance benefits under this letter. No severance benefits will be paid or provided until the Release becomes effective and irrevocable. Upon the Release becoming effective, any payments delayed from the date you terminate employment through the effective date of the Release will be payable in a lump sum without interest on the first payroll date after the Release becomes effective and irrevocable.

It is the intent of this letter that all payment and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements (“Section 409A”) so that none of the payments and benefits to be provided under this letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and RealNetworks agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. Notwithstanding anything to the contrary in this letter, no severance pay or benefits to be paid or provided to you, if any, pursuant to this letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, “Deferred Compensation”) or otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. However, unless a later date is required by the next sentence, any severance payments or benefits under this letter that would be considered Deferred Compensation will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following your separation from service and any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for this sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments shall be made as provided in this letter. Further, if at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment, or your death, if earlier.